CSW Energy, Inc.
                        Intercompany Service Transactions
                    For the Three Months Ended March 31, 1997
                                   (Unaudited)



              Name                         Type of Service           Amount
----------------------------------     ------------------------    -----------

Central and South West Services, Inc.  Salaries, overheads, and      $748,097
(Wholly owned subsidiary of            travel in support of CSW
Central and South West Corporation)    Energy, Inc. projects.

Central Power and Light Company        Salaries, overheads, and        14,945
(Wholly owned subsidiary of            travel in support of CSW
Central and South West Corporation)    Energy, Inc. projects.

Central and South West Corporation     Net Interest on cash           374,208
(Parent)                               advances provided to CSW
                                       Energy, Inc.